As filed with the Securities and Exchange Commission on July 31, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UDR, INC.

(Exact name of registrant as specified in its charter)

Maryland	54-0857512
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

(720) 283-6120

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

David G. Thatcher

Senior Vice President – General Counsel

UDR, Inc.

1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

(720) 283-6120

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With a copy to:

David M. Lynn

David H. Roberts

Goodwin Procter LLP

1900 N Street, NW

Washington, D.C. 20036

(202) 346-4000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards, provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or the “Securities Act,” or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 31, 2024

PROSPECTUS

UDR, Inc.

3,639,510 Shares

of Common Stock

This prospectus relates to the possible issuance of up to 3,639,510 shares of common stock, $0.01 par value per share, or our common stock, of UDR, Inc. to certain holders of units of limited partnership interest, or OP Units, in United Dominion Realty, L.P., our Operating Partnership, to the extent that:

●	the OP Unit holders tender their OP Units for redemption in accordance with the terms of the partnership agreement of our Operating Partnership; and

●	we elect, in our sole discretion, to issue to the OP Unit holders the shares of our common stock covered by this prospectus upon such redemption.

In lieu of issuing common stock to the OP Unit holders, cash may be paid for any OP Units that are tendered for redemption. The registration of the offer and sale of up to 3,639,510 shares of our common stock pursuant to the registration statement of which this prospectus is a part does not necessarily mean that the OP Unit holders will tender their OP Units for redemption, or that we will elect to issue shares of our common stock in exchange for those OP Units. The OP Units that could potentially be redeemed in exchange for up to 3,639,510 shares of our common stock were originally issued as part of the consideration paid in our acquisition of six operating communities from Steadfast Estancia OPA, LLC, Steadfast Estancia VDS, LLC, Steadfast Palo Verde, LLC, Steadfast Frisco PPA, LLC, Steadfast Frisco HMA, LLC, Steadfast Frisco SDP, LLC, Steadfast Lofts, LLC, Steadfast Flats, LLC, and Steadfast Villaggio, LLC, or Steadfast, which was completed on August 23, 2023.

We will not receive any cash proceeds from the issuance of our common stock to OP Unit holders who tender their OP Units for redemption.

Our common stock is traded on the New York Stock Exchange under the symbol “UDR”.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus and the risks set forth under the caption “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2024

You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. An offer to sell these securities will not be made in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, or any other offering materials, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of each such document only. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “UDR,” the “Company,” “we,” “us” and “our” to refer to UDR, Inc. and the term “Operating Partnership” to refer to United Dominion Realty, L.P.

i

UDR, INC.

UDR is a self-administered real estate investment trust, or REIT, that owns, operates, acquires, renovates, develops, redevelops, disposes of, and manages multifamily apartment communities in targeted markets located in the United States.

UDR has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code. To continue to qualify as a REIT, we must continue to meet certain tests which, among other things, generally require that our assets consist primarily of real estate assets, our income be derived primarily from real estate assets, and that we distribute at least 90% of our REIT taxable income (other than our net capital gains) to our stockholders annually. As a REIT, we generally will not be subject to U.S. federal income taxes at the corporate level on our net income to the extent we distribute such net income to our stockholders annually.

UDR was formed in 1972 as a Virginia corporation. In June 2003, we changed our state of incorporation from Virginia to Maryland. Our corporate offices are located at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado and our telephone number is (720) 283-6120. Our website is www.udr.com. The information on or accessible through our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

Additional information regarding UDR is set forth in documents on file with the Securities and Exchange Commission, or the SEC, and incorporated by reference in this prospectus, as described in the section of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Information Filed with the SEC.”

RISK FACTORS

You should consider the risks discussed below, the specific risks described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and any risk factors set forth in our other filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, before making an investment decision. Each of the risks described below and in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information.”

Risks Related to the Exchange of OP Units for Common Stock

The exchange of OP Units for our common stock is a taxable transaction for U.S. federal income tax purposes.

The exchange of OP Units for shares of our common stock (which would occur following the tender of such OP Units for redemption if we elect to acquire such OP Units for shares of our common stock) will be treated as a taxable sale of the OP Units by the OP Unit holder making the exchange for U.S. federal income tax purposes. A U.S. holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount realized in the transaction (i.e., any cash received plus the fair market value, at the time of disposition, of the shares of our common stock received in the exchange of such OP Units, plus the amount of our Operating Partnership’s liabilities generally allocable to such OP Units at such time, and (ii) the OP Unit holder’s adjusted tax basis in such OP Units. The recognition of any loss resulting from an exchange of OP Units for shares of our common stock is subject to a number of limitations set forth in the Code. It is possible the amount of gain recognized, or even the income tax liability resulting from such gain, could exceed the value of the shares of our common stock received upon the exchange. In addition, an exchanging OP Unit holder may have difficulty finding buyers for a substantial number of shares of our common stock in order to raise cash to pay any income tax liabilities associated with the exchange of OP Units and may not receive a price for the shares of our common stock as great as the value of the OP Units at the time of the exchange. See “Certain United States Federal Income Tax Considerations—Redemption of OP Units.”

An investment in our common stock is different from an investment in OP Units.

If an OP Unit holder receives shares of our common stock upon redemption of its OP Units, it will become one of our stockholders rather than an OP Unit holder. Although the nature of an investment in our common stock is similar to an investment in OP Units, there are also differences between ownership of OP Units and ownership of our common stock. These differences include, among others:

•	form of organization;
•	management control;
•	voting and consent rights;
•	the assets owned by each entity;
•	liquidity; and
•	federal income tax considerations.

Following the receipt of shares of our common stock upon the redemption of its OP Units, an OP Unit holder will forgo certain rights, including, among others, certain voting rights with respect to specified matters related to the Operating Partnership. See “Comparison of Ownership of OP Units and Common Stock” for a more detailed description of the differences between ownership of OP Units and ownership of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “likely,” “will,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	general market and economic conditions;
•	the impact of inflation/deflation;
•	unfavorable changes in the apartment market and economic conditions that could adversely affect occupancy levels and rental rates;
•	the failure of acquisitions, developments or redevelopments to achieve anticipated results;
•	possible difficulty in selling apartment communities;
•	competitive factors that may limit our ability to lease apartment homes or increase or maintain rents;
•	insufficient cash flow that could affect our debt financing and create refinancing risk;
•	failure to generate sufficient revenue, which could impair our debt service payments and distributions to stockholders;
•	development and construction risks that may impact our profitability;
•	potential damage from natural disasters, including hurricanes and other weather-related events, which could result in substantial costs to us;
•	risks from climate change that impacts our properties or operations;
•	risks from extraordinary losses for which we may not have insurance or adequate reserves;
•	risks from cybersecurity breaches of our information technology systems and the information technology systems of our third party vendors and other third parties;
•	the availability of capital and the stability of the capital markets;
•	changes in job growth, home affordability and the demand/supply ratio for multifamily housing;
•	the failure of automation or technology to help grow net operating income;
•	uninsured losses due to insurance deductibles, self-insurance retention, uninsured claims or casualties, or losses in excess of applicable coverage;
•	delays in completing developments and lease-ups on schedule or at expected rent and occupancy levels;
•	our failure to succeed in new markets;
•	risks that third parties who have an interest in or are otherwise involved in projects in which we have an interest, including mezzanine borrowers, joint venture partners or other investors, do not perform as expected;
•	changing interest rates, which could increase interest costs and affect the market price of our securities;
•	potential liability for environmental contamination, which could result in substantial costs to us;
•	the imposition of U.S. federal income taxes if we fail to qualify as a REIT under the Code in any taxable year;
•	our internal control over financial reporting may not be considered effective which could result in a loss of investor confidence in our financial reports, and in turn have an adverse effect on our stock price; and

•	changes in real estate laws, tax laws, rent control or stabilization laws or other laws affecting our business.

A discussion of these and other factors affecting our business and prospects is set forth under the caption “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and any risk factors set forth in the other filings that we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. We encourage investors to review these risk factors.

Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such statements included in this prospectus and documents incorporated by reference herein may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

Forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus and documents incorporated by reference herein, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.

USE OF PROCEEDS

We may issue shares of our common stock to certain OP Unit holders to the extent that the OP Unit holders tender their OP Units to us for redemption in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of our Operating Partnership, as amended, or the Partnership Agreement, and we elect, in our sole discretion, to issue to the OP Unit holders the shares of our common stock covered by this prospectus upon such redemption. In lieu of issuing common stock to the OP Unit holders, cash may be paid for any OP Units that are tendered for redemption. We will not receive any cash proceeds from the issuance of our common stock to OP Unit holders who tender their OP Units for redemption. However, if we acquire OP Units from the OP Unit holders in exchange for shares of our common stock or for cash, our percentage ownership interest in our Operating Partnership will increase.

DESCRIPTION OF COMMON STOCK

General

Our authorized common stock consists of 450,000,000 shares of common stock, par value $0.01 per share 50,000,000 shares of preferred stock, without par value, and 300,000,000 shares of excess stock, par value $0.01 per share. As of July 29, 2024, 329,823,561 shares of our common stock were issued and outstanding and 36,567,246 shares of our common stock were reserved for issuance upon exercise of outstanding stock options, convertible preferred stock, OP Units and units of limited partnership interest in UDR Lighthouse Operating L.P. exchangeable for our common stock.

The following is a description of our common stock and certain provisions of our charter, bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our charter and bylaws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

We have one class of common stock. All holders of our common stock are entitled to the same rights and privileges, as described below.

Voting Rights.  Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote and do not have cumulative voting rights. In any uncontested election of directors, directors will be elected by a majority of total votes cast for and against such director nominees. In any contested election, directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividends.  Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

Liquidation and Dissolution.  In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive ratably all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Limitations on Rights of Holders of Common Stock.  The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Set forth below is a description of our authority to issue preferred stock and the possible terms of that stock.

Our charter authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 50,000,000 shares of preferred stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation preferences of each of these series. As of June 30, 2024, we had designated 2,803,812 shares of preferred stock as Series E Cumulative Convertible Preferred Stock, of which 2,600,678 shares were outstanding, and designated 20,000,000 shares of preferred stock as Series F Preferred Stock, of which 11,647,322 shares were outstanding. We may amend our charter from time to time to increase the number of authorized shares of preferred stock.

The particular terms of any series of preferred stock that we offer may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;
•	the purchase price of the preferred stock;
•	the dividend rate (or method of calculation), the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which dividends will begin to accumulate;
•	any redemption or sinking fund provisions of the preferred stock;
•	any conversion, redemption or exchange provisions of the preferred stock;
•	the voting rights, if any, of the preferred stock; and
•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

Other Rights.  Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Restrictions on Ownership and Transfer. Our charter contains ownership and transfer restrictions relating to our stock that are designed primarily to preserve our status as a REIT under the Code. These restrictions include but are not limited to the following:

•	no person may beneficially own or constructively own shares of our outstanding “equity stock” (defined as stock that is either common stock or preferred stock) with a value in excess of 9.9% of the value of all outstanding equity stock unless our board of directors exempts the person from such ownership limitation, provided that any such exemption shall not allow the person to exceed 13% of the value of our outstanding equity stock;

•	any transfer that, if effective, would result in any person beneficially owning or constructively owning equity stock with a value in excess of 9.9% of the value of all outstanding equity stock (or such higher value not to exceed 13% as determined pursuant to an exemption from our board of directors) shall be void as to the transfer of that number of shares of equity stock which would otherwise be beneficially owned or constructively owned by such person in excess of such ownership limit; and the intended transferee shall acquire no rights in such excess shares of equity stock;

•	except as provided in the charter, any transfer that, if effective, would result in the equity stock being beneficially owned by fewer than 100 persons shall be void as to the transfer of that number of shares which would be otherwise beneficially owned or constructively owned by the transferee; and the intended transferee shall acquire no rights in such excess shares of equity stock; and

•	any transfer of shares of equity stock that, if effective, would result in us being “closely held” within the meaning of Section 856(h) of the Code shall be void as to the transfer of that number of shares of equity stock which would cause us to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such excess shares of equity stock.

Listing.  Our common stock is listed on the New York Stock Exchange under the symbol “UDR”.

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is EQ Shareowner Services, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120.

Anti-takeover Effects of Our Bylaws and Maryland Law

Our bylaws and Maryland law contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Bylaws. Our bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders and to bring business before an annual meeting of our stockholders. Our bylaws provide that only persons who are nominated by our board of directors or by a stockholder who has given timely written notice to our secretary before the meeting to elect directors will be eligible for election as our directors. Our bylaws also provide that any matter to be presented at any meeting of stockholders must be presented either by our board of directors or by a stockholder in compliance with the procedures in our bylaws. A stockholder must give timely written notice to our secretary of its intention to present a matter before an annual meeting of stockholders. Our board of directors then will consider whether the matter is one that is appropriate for consideration by our stockholders under the Maryland General Corporation Law and the Securities and Exchange Commission’s rules. Our bylaws also include a provision which permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of the our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director candidates constituting up to 20% of the board of directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the bylaws.

Certain Maryland Law Provisions. As a Maryland corporation, we are subject to certain restrictions concerning certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder.” Interested stockholders are persons: (i) who beneficially own 10% or more of the voting power of our outstanding voting stock, or (ii) who are affiliates or associates of us who, at any time within the two-year period prior to the date in question, were the beneficial owners of 10% or more of the voting power of our outstanding stock. Such business combinations are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of the outstanding voting shares voting together as a single voting group, and (ii) two-thirds of the votes entitled to be cast by holders of the outstanding voting shares other than voting shares held by the interested stockholder or an affiliate or associate of the interested stockholder with whom the business combination is to be effected, unless, among other things, the corporation’s stockholders receive a minimum price for their shares and the consideration is received in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Also under Maryland law, “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer or by officers or directors who are employees of the corporation. “Control shares” are shares of stock which, if aggregated with all other shares of stock owned by the acquirer or shares of stock for which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,
•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means, subject to certain exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the control share acquisition statute any acquisitions by any person of shares of our stock.

Under Title 3, Subtitle 8 of the Maryland General Corporation Law, a Maryland corporation that has a class of equity securities registered under the Exchange Act and that has at least three directors who are not officers or employees of the corporation, are not acquiring persons, are not directors, officers, affiliates or associates of any acquiring person, or are not nominated or designated as a director by an acquiring person, may elect in its charter or bylaws or by resolution of its board of directors to be subject to certain provisions of Subtitle 8 that may have the effect of delaying or preventing a change in control of the corporation. These provisions relate to a classified board of directors, removal of directors, establishing the number of directors, filling vacancies on the board of directors and calling special meetings of the corporation’s stockholders. We have not made the election to be governed by these provisions of Subtitle 8 of the Maryland General Corporation Law. However, our charter and our bylaws permit our board of directors to determine the number of directors subject to a minimum number and other provisions contained in such documents.

COMPARISON OF OWNERSHIP OF OP UNITS AND COMMON STOCK

The information below highlights a number of the significant differences between the OP Units and our common stock, including, among other things, the form of organization and nature of investment, liquidity, voting rights, distributions, liquidation rights, potential dilution of rights, redemption rights and certain U.S. federal income tax considerations. These comparisons are intended to assist holders of OP Units in understanding how their investment will change if they tender their OP Units for redemption and we elect to issue shares of our common stock in exchange for the OP Units.

The following discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of OP Units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, our charter and bylaws and the Partnership Agreement, for additional important information. This discussion, to the extent it constitutes a summary of our charter, our bylaws or the Partnership Agreement, is subject to and qualified in its entirety by reference to those documents.

OP Units	Common Stock

Form of Organization and Nature of Investment

Our Operating Partnership is organized as a Delaware limited partnership. The OP Units constitute limited partnership interests in our Operating Partnership.	We are a Maryland corporation and have elected to be taxed as a REIT under the Code. Our common stock constitutes equity securities in us.

Liquidity

There is no public market for the OP Units and the OP Units are not listed on any securities exchange.

Subject to certain exceptions, the limited partners may not transfer their interests in our Operating Partnership, in whole or in part, without our written consent as the general partner, which consent may be withheld in our sole and absolute discretion. We also have the right to prohibit transfers by limited partners under certain circumstances if it would have certain adverse tax consequences to us or our Operating Partnership.

Our common stock is listed on the New York Stock Exchange under the symbol “UDR”. The common stock that may be issued upon redemption of the OP Units will be freely transferable under the Securities Act of 1933, as amended, but will be subject to the restrictions on ownership and transfer set forth in our charter. See “Description of Common Stock—Common Stock—Restrictions on Ownership and Transfer.”

Voting Rights

Under the Partnership Agreement, limited partners have voting rights only with respect to certain amendments to the Partnership Agreement and certain merger transactions.

The consent of the limited partners holding more than 50% of the percentage interests of the limited partners (other than us) is required for any amendment to the Partnership Agreement (a) affecting the operation of the Conversion Factor or the Redemption Right (each as defined in the Partnership Agreement) in a manner adverse to the limited partners; (b) that would adversely affect the rights of limited partners to receive distributions payable to them under the Partnership Agreement; (c) that would alter the Operating Partnership’s allocations of profit and loss to the limited partners; and (d) that would alter the provisions relating to amendment under the Partnership Agreement. The consent of each limited partner is required for any amendment to the Partnership Agreement that would impose on the limited partners any obligation to make additional capital contributions to the Operating Partnership.

Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote.

Holders of our common shares have the right to vote on, among other things, the election of directors. In any uncontested election of directors, directors will be elected by a majority of total votes cast for and against such director nominees. In any contested election, directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election.

OP Units	Common Stock

The consent of the limited partners holding more than 50% of the percentage interests of the limited partners (other than us) is also required for any merger, consolidation or similar corporate transaction, the result of which is a transfer, or change in control of us or sale of all or substantially all of the Operating Partnership’s assets (other than in connection with a change in the Operating Partnership’s state or incorporation or organizational form), unless one of the following conditions is met: (i) the contemplated transaction provides that the limited partners have the right to receive cash, securities or other property no less than the product of the Conversion Factor (calculated pursuant to the Partnership Agreement) and the greatest amount of cash, securities or other property per share paid in connection with the contemplated transaction; (ii) the Operating Partnership is the surviving entity and either (A) the holders of REIT Shares (as defined in the Partnership Agreement) do not receive cash, securities or other property in connection with the transaction or (B) all limited partners (other than us) receive an amount of cash, securities or other property (expressed as an amount per Partnership Unit (as defined in the Partnership Agreement)) that is no less than the product of the Conversion Factor (calculated pursuant to the Partnership Agreement) and the greatest amount of cash, securities or other property (expressed as an amount per REIT Share) received in the transaction by any of the holders of REIT Shares; or (iii) the Operating Partnership merges, consolidates, or combines with or into another entity and, immediately after such merger, (A) our successor contributes substantially all of its assets to the partnership in return for Partnership Units, (B) our successor expressly agrees to assume our obligations as general partner under the Partnership Agreement, and (C) the Conversion Factor is adjusted appropriately to reflect the ratio at which REIT shares are converted into shares of the successor.

Distributions

The Partnership Agreement provides that our Operating Partnership will make cash distributions, in amounts and at such times as determined by us in our sole and absolute discretion, (i) first, to any holders of partnership interests that are entitled to any preference in distribution in accordance with the rights of any such class of partnership interests, and (ii) second, to the holders of other partnership interests in accordance with their respective percentage interests in our Operating Partnership.

Subject to any preferential dividend rights of our outstanding preferred stock and to the provisions of our charter regarding the restrictions on transfer and ownership of shares, holders of our common stock are entitled to receive dividends on such common stock if, as and when authorized by the board of directors, and declared by us out of assets legally available therefor.

Liquidation Rights

Upon liquidation of our Operating Partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, any remaining assets of our Operating Partnership will be distributed (i) first, to any holders of partnership interests that are entitled to any preference in distribution upon liquidation, in accordance with the rights of any such class of partnership interests, and (ii) second, to all other partners with positive capital accounts in accordance with their respective positive capital account balances.

In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive ratably all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

OP Units	Common Stock

Potential Dilution of Rights

We, as general partner of our Operating Partnership, are authorized, in our sole and absolute discretion and without limited partner approval, subject to Delaware law, to cause our Operating Partnership to issue additional OP Units for any purpose, including, without limitation, (i) the allocations of items of Operating Partnership income, gain, loss, deduction and credit to each such class or series of partnership interests; (ii) the right of each such class or series of partnership interests to share in Operating Partnership distributions; and (iii) the rights of each such class or series of partnership interests upon dissolution and liquidation of the Operating Partnership.

Our board of directors is authorized to classify any unissued preferred shares and to reclassify any previously classified but unissued shares of common stock and preferred stock of any series from time to time in one or more series, and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of directors could authorize the issuance of additional preferred stock that has priority over the common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise might be in their best interest.

Redemption Rights

As a general rule, at any time beginning one year following the date of the issuance, limited partners have the right to redeem their OP Units for cash or, at our election, a number of shares of our common stock, which is generally equal to the number of OP Units offered for redemption.

Our common stock is not redeemable or convertible.

U.S. Federal Income Taxation Consequences to Taxable U.S. Holders

Our Operating Partnership itself generally is not subject to U.S. federal income taxes. Instead, each holder of OP Units includes its allocable share of our Operating Partnership’s taxable income or loss in determining its individual federal income tax liability.

A U.S. unitholder’s ability to deduct its allocable share of operating partnership losses, if any, may be limited under applicable provisions of the Code, including for certain taxpayers the “at-risk,” “passive activity” and “excess business losses” limitations. A portion of a U.S. unitholder’s share of our Operating Partnership’s income may be treated as passive activity income, so that a U.S. unitholder subject to the “passive activity” rules may be able to offset such income with losses from other investments that constitute “passive activities.”

Our Operating Partnership’s income may include “qualified business income.” For taxable years beginning before January 1, 2026, a non-corporate taxpayer generally may deduct up to 20% of its allocable share of such qualified business income, subject to certain limitations.

Partnership cash distributions are generally not taxable to a holder of OP Units except to the extent they exceed the holder’s basis in its partnership interest, which will include such holder’s allocable share of the debt of the partnership.

Holders of OP Units generally are required to file state income tax returns and/or pay state income taxes in the states in which our operating partnership owns property, even if they are not residents of those states.

The U.S. federal income tax considerations related to on-going ownership of OP Units and the foregoing is necessarily incomplete and limited to select generally applicable considerations.

As long as we qualify as a REIT, we generally may avoid U.S. federal corporate income tax by distributing currently our taxable income to our stockholders. Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. Such dividends will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations and generally will not be eligible for treatment as “qualified dividend income” for individual U.S. stockholders. However, for taxable years beginning before January 2026, a non corporate U.S. stockholder generally may deduct 20% of the ordinary income dividends received from us for the taxable year.

Distributions that we properly designate as capital gain dividends will generally be taxable to our taxable U.S. stockholders as gain from the sale or disposition of a capital asset held for more than one year. However, U.S. stockholders may be required to treat a portion of any capital gain dividend as “unrecaptured Section 1250 gain” (which is generally taxed at a higher rate than long term capital gain tax rates for non-corporate U.S. stockholders) if we incur such gain.

Distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. stockholder’s adjusted basis in his common stock, with the excess taxed as capital gain.

Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. U.S. stockholders may not include in their own income tax returns any of our losses.

U.S. stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence solely as a result of their ownership of our shares.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to (i) the qualification and taxation of UDR, Inc. as a REIT, (ii) the acquisition, ownership and disposition of shares of common stock of UDR, Inc. and (iii) the election to redeem OP Units of our Operating Partnership, United Dominion Realty, L.P., by a holder of OP Units.

Because this is a summary that is intended to address only certain material U.S. federal income tax considerations that generally will apply to all holders relating to (i) the ownership and disposition of our common stock and (ii) the redemption of OP Units of our Operating Partnership, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are:

(1)

a broker-dealer, a dealer in securities or currencies, a trust, an estate, a regulated investment company, a REIT, a bank or other financial institution, an insurance company, a pass-through entity or investor in such an entity, a tax-deferred or other retirement account,

(2)	a person who holds 10% or more (by vote or value) of our stock,

(3)

a person holding shares of our stock or OP Units as part of a short sale, hedge, conversion, straddle, synthetic security or other integrated investment, constructive sale or other integrated transaction for U.S. federal income tax purposes,

(4)	a person required to accelerate any item of gross income as a result of such income being recognized on an applicable financial statement,

(5)	a person who acquired our stock or OP Units (or other interests in our Operating Partnership) in connection with the performance of services,

(6)	a person who holds OP Units and has guaranteed or otherwise bears the risk of loss of any indebtedness of our Operating Partnership or its subsidiary partnerships,

(7)	a person who marks-to-market our stock or OP Units,

(8)	a person subject to the alternative minimum tax,

(9)	a non-U.S. trust or estate, a “controlled foreign corporation,” a “passive foreign investment company,” a U.S. expatriate,

(10)	a non-U.S. person eligible for benefits under an income tax treaty to which the United States is a party,

(11)

a “qualified shareholder” that is subject to special FIRPTA (as defined below) rules under Section 897(k) of the Code, a “withholding qualified holder” that may be exempt from FIRPTA under Section 897(l) of the Code and the Treasury Regulations promulgated thereunder,

(12)	a U.S. stockholder or a U.S. unitholder (each as defined below) whose “functional currency” (as defined in Section 985 of the Code) is not the U.S. dollar, or

(13)	a person otherwise subject to special tax treatment under the Code;

•

this summary does not discuss the impact of any of the following taxes: any U.S. federal taxes other than income taxes (such as estate and gift taxes), U.S. state and local taxes, individual alternative minimum taxes, corporate alternative minimum taxes, and taxes imposed by non-U.S. jurisdictions;

•	this summary does not discuss the potential application of the income accrual rules set forth in Section 451(b) of the Code;

•	this summary assumes that stockholders holding our stock and unitholders holding OP Units hold such stock and OP Units as “capital assets” within the meaning of Section 1221 of the Code;

•

this summary does not address U.S. federal income tax considerations applicable to tax-exempt organizations and non-U.S. persons, except to the limited extent described below and specifically does not address the U.S. federal income tax considerations applicable to non-U.S. persons holding OP Units;

•	this summary does not address the application of tax treaties in general or any particular tax treaty; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our stock or OP Units, the tax treatment of a partner or member generally will depend upon the status of the partner or member and the activities of the entity or arrangement. If you are a partner or member in such an entity or arrangement holding our stock or OP Units, you should consult your tax advisors.

In addition, the following summary does not address any U.S. federal income tax considerations to holders of our outstanding stock (including common stock) that could result if we issue any redeemable preferred stock at a price that exceeds its redemption price by more than a de minimis amount or that otherwise provides for dividends that are economically a return of the stockholder’s investment (rather than a return on the stockholder’s investment), which preferred stock could be considered “fast-pay stock” under Treasury Regulations promulgated under Section 7701(l) of the Code and treated under such Treasury Regulations as a financing instrument among the holders of the fast-pay stock and our other stockholders. Other than the summary of certain U.S. federal income tax considerations relating to the election by a holder of OP Units of our Operating Partnership to have such OP Units redeemed, this summary also does not address tax considerations relating to the acquisition or ongoing ownership of OP Units of our Operating Partnership.

The information in this section is based on the current Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the U.S. Internal Revenue Service, or the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law, possibly with retroactive effect. We have not obtained rulings from the IRS concerning the tax treatment of any of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion which do not bind the IRS or the courts, and a court could agree with the IRS. The following discussion describes the tax rules applicable to REITs as in effect as of the date of this summary and, with limited exceptions, does not address any rules that may have applied to us during prior periods.

For purposes of this discussion, (i) references to “we,” “our” and “us” mean only UDR, Inc. and do not include any of its subsidiaries, including United Dominion Realty, L.P., (ii) the term “partnership” means an entity that is treated as a partnership for U.S. federal income tax purposes, (iii) the term “partner” means a person that is treated as a member of a partnership for U.S. federal income tax purposes, (iv) the term “corporation” means an entity that is treated as a corporation for U.S. federal income tax purposes, and (v) the terms “stock,” “shares” and similar terms, when referring to ownership interests in an entity, include any interest treated as stock in an entity that is treated as a corporation for U.S. federal income tax purposes.

YOU SHOULD REVIEW THE FOLLOWING DISCUSSION AND CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE EFFECT OF (I) THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND/OR (II) THE REDEMPTION OF OP UNITS ON YOUR INDIVIDUAL TAX SITUATION, INCLUDING ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES.

Taxation of UDR, Inc. as a REIT

We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 1972. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to its stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification. We believe that we have been organized and operated in such a manner as to qualify for taxation as a REIT.

The law firm of Goodwin Procter LLP has acted as our tax counsel in connection with the registration statement of which this prospectus is a part. In connection with the filing of our prospectus, we have received an opinion of Kutak Rock LLP to the effect that, commencing with UDR’s taxable year ended December 31, 2019, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our actual and proposed method of operation will enable us to have met and to continue to meet the requirements for qualification and taxation as a REIT for the taxable year ending December 31, 2024 and in the future. It must be emphasized that the opinion of Kutak Rock LLP is based on various assumptions relating to our organization and operation and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Kutak Rock LLP or by us that we will qualify as a REIT for any particular year. We asked Kutak Rock LLP to assume for purposes of its opinion that any prior legal opinions we received to the effect that we were taxable as a REIT are correct and the conclusions reached in the opinion of Kutak Rock LLP are expressly conditioned on the accuracy of such assumption. The opinion is expressed as of the date issued. Kutak Rock LLP has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code, the continued compliance with which will not be reviewed by Goodwin Procter LLP or Kutak Rock LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

So long as we qualify for taxation as a REIT, we generally will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax as follows:

•

We will be subject to regular U.S. federal corporate income tax on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT, subject to specified adjustments, including a deduction for dividends paid.

•

If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest U.S. federal corporate income tax rate on this income.

•

If we have net income from “prohibited transactions,” we will be subject to a 100% tax on this income. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•

If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the product of (i) the amount by which we failed the 75% or 95% gross income test for such taxable year (whichever amount is greater), multiplied by (ii) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests (as described below), other than a failure by a statutory de minimis amount of the 5% or 10% assets tests, and we qualify for and satisfy certain cure provisions, then we will be required to pay a tax equal to the greater of (i) $50,000 or (ii) the product of (x) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests and (y) the highest U.S. federal corporate income tax rate.

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and we qualify for a reasonable cause exception, we may retain our REIT qualification if we pay a penalty of $50,000 for each such failure.

•

We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if we fail to distribute during each taxable year at least the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

•

We will be subject to a 100% penalty tax on some payments we receive or on certain other amounts (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and/or our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

•

We may be subject to tax on gain recognized in a taxable disposition of assets acquired by way of a tax-free merger or other tax-free reorganization with a non-REIT corporation or a tax-free liquidation of a non-REIT corporation into us. Specifically, to the extent we acquire any asset from a C corporation in a carry-over basis transaction and we subsequently recognize gain on a disposition of such asset during a five-year period beginning on the date on which we acquired the asset, then, to the extent of any “built-in gain,” such gain will be subject to tax at the highest regular U.S. federal corporate income tax rate. Built-in gain means the excess of (i) the fair market value of the asset as of the beginning of the applicable recognition period over (ii) our adjusted tax basis in such asset as of the beginning of such recognition period. The results described in this paragraph assume that the non-REIT corporation does not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	Income earned by our taxable REIT subsidiaries (or certain income of any non-U.S. taxable REIT subsidiaries) will be subject to regular U.S. federal corporate income tax.

•	We may be required to pay penalties to the IRS if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders.

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local and non-U.S. income, franchise, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

We elected to be taxed as a REIT under the Code commencing with our taxable year ended December 31, 1972. In order to have so qualified, we must have met and continue to meet the requirements discussed below (or as in effect for prior years), relating to our organization, ownership, sources of income, nature of assets and distributions of income to stockholders, beginning with our taxable year ended December 31, 1972 unless otherwise noted.

The discussion below summarizes current law except where expressly noted otherwise. We do not believe any differences between the current requirements for qualification as a REIT and the requirements in effect for any prior year have prevented us from qualifying as a REIT for any period.

The Code defines a REIT as a corporation, trust, or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT under Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;

(6)

generally, during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer “individuals,” as defined in the Code to include specified entities;

(7)

that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for U.S. federal income tax purposes; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and conditions (5) and (6) do not have to be met until after the first taxable year for which a REIT election is made. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

We believe that we have sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter provides restrictions regarding the transfer and ownership of shares of our capital stock that are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements.

To monitor its compliance with condition (6) above, a REIT is required to maintain records regarding the actual ownership of its shares. To do so, it must send annual demand letters to the record holders of significant percentages of its stock requesting information regarding the actual ownership of its shares (i.e., the persons required to include our dividends in their gross income). If we comply with the annual demand letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above. Failure to comply with such requirements could subject us to penalties. If you fail or refuse to comply with the demand letters, you will be required by the Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

With respect to condition (7), we have previously elected REIT status and have not revoked such election, and we do not believe such election has been terminated for any reason.

To comply with condition (8) above, we have adopted a calendar year for U.S. federal income tax purposes.

Ownership of Partnership Interests by a REIT

A REIT that is a partner in a partnership (or a member in a limited liability company or other entity that is treated as a partnership for U.S. federal income tax purposes) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income for purposes of the REIT asset and gross income tests described below. A REIT’s proportionate share of a partnership’s assets and income is based on its capital interest in the partnership (except that for purposes of the 10% value test, described below, a REIT’s proportionate share of the partnership’s assets is based on its proportionate interest in the equity and certain debt securities issued by the partnership). The assets and gross income of the partnership generally retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of gross income of any entity taxable as a partnership for U.S. federal income tax purposes in which we hold an interest will be treated as our assets and liabilities and our items of income for purposes of applying the REIT qualification requirements described in this summary. The assets, liabilities and items of income of any partnership in which we own an interest include such entity’s share of the assets and liabilities and items of income with respect to any partnership or disregarded entity in which it holds an interest.

To the extent we hold an equity interest in a partnership directly or indirectly (other than through a taxable REIT subsidiary), the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

A subsidiary partnership in which we hold an interest may accept contributions of property from our joint venture partner(s). If any such partner contributes appreciated property (i.e., property with a value in excess of such partner’s adjusted tax basis) in exchange for a partnership interest, the subsidiary partnership’s initial tax basis in the property acquired generally will be less than the purchase price of the property. Although the partnership tax rules of Section 704(c) of the Code would generally attempt to provide us as the non-contributing partner with the depreciation deductions comparable to what we would receive if the subsidiary partnership purchased the appreciated assets for cash in a taxable transaction (and obtained an initial tax basis equal to the purchase price), absent certain elections, which would accelerate income to the contributor, the depreciation would be limited to tax basis. Consequently, our depreciation deductions for such properties may be less, and our tax gain on a sale of such properties may be more, than the deductions or gain, respectively, that we would have if the subsidiary partnership acquired such properties in taxable transactions. Conversely, if we contribute appreciated property to a subsidiary partnership, such partnership may elect to use a method of allocation under Section 704(c) of the Code that accelerates income to us.

The discussion above does not apply to our interest in any entity treated as a corporation for U.S. federal income tax purposes. If an entity that we treated as a partnership for U.S. federal income tax purposes was determined instead to be taxed as a corporation, we could fail one or more of the REIT income and asset tests described below. Generally, a domestic unincorporated entity with two or more owners is treated as a partnership for U.S. federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for U.S. federal income tax purposes. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market (or the substantial equivalent thereof).” However, under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. Moreover, certain publicly traded partnerships will avoid being treated as a corporation for U.S. federal income tax purposes if the partnership derives at least 90% of its gross income from certain specified sources of “qualifying income.” We do not believe that any of our direct or indirect subsidiary partnerships should be treated as corporations under the publicly traded partnership rules. However, a contrary determination could prevent us from qualifying as a REIT.

Any portion of a subsidiary partnership that is a “taxable mortgage pool” also will be treated as a corporation for U.S. federal income tax purposes and thus cause us to fail the asset tests applicable to REITs. A taxable mortgage pool would arise if one or more of the partnership’s mortgage loan assets supports two or more borrowings (or other payment obligations) with different maturity dates, and payments on such borrowings bear a relationship to payments on the underlying loan assets.

Under the Code, a partnership that is not treated as a corporation under the publicly traded partnership rules generally is not subject to U.S. federal income tax; instead, each partner is allocated its distributive share of the partnership’s items of income, gain, loss, deduction and credit and is required to take such items into account in determining the partner’s income. However, rules applicable to U.S. federal income tax audits of partnerships generally require a partnership to pay the hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit or in other tax proceedings, unless the partnership elects an alternative method under which the taxes resulting from the adjustment (and interest and penalties) are assessed at the partner level. As a result of these rules, it is possible that partnerships in which we directly and indirectly invest may be subject to U.S. federal income tax, interest and penalties in the event of a U.S. federal income tax audit.

Qualified REIT Subsidiaries and Other Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation (including an unincorporated entity that has elected corporate status for U.S. federal income tax purposes), other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). Other entities that (i) are not incorporated or similarly organized and (ii) are wholly-owned by a single taxpayer (either directly or through other disregarded subsidiaries), including any domestic unincorporated entity that would be treated as a partnership if it had more than one owner, are also generally disregarded as separate entities from their owners for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests, unless the entity elects to be treated as a corporation for U.S. federal income tax purposes (provided that such a single owner non-U.S. entity may be required to affirmatively elect disregarded entity status for U.S. federal income tax purposes and be treated as a corporation absent such an election). For U.S. federal income tax purposes, all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary or other disregarded entity will be treated as assets, liabilities and items of income, gain, loss, deduction and credit of the REIT itself (in the case of a qualified REIT subsidiary) or of the single owner (in the case of a disregarded entity other than a qualified REIT subsidiary). A qualified REIT subsidiary of ours will not be subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.

Our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities. However, if a disregarded subsidiary or qualified REIT subsidiary ceases to be wholly owned (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership (if not formerly a qualified REIT subsidiary) or a taxable corporation (if formerly a qualified REIT subsidiary). Such an event could, depending on the circumstances, adversely affect our ability to satisfy the asset tests and gross income tests (as discussed below), including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” of ours is a corporation in which we directly or indirectly own stock and that elects, together with us, to be treated as a taxable REIT subsidiary (provided that a taxable REIT subsidiary is not permitted to directly or indirectly operate or manage certain lodging facilities or health care facilities). In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that other subsidiary corporation will also be treated as our taxable REIT subsidiary. A domestic taxable REIT subsidiary is a corporation subject to U.S. federal income tax, and state and local income tax, where applicable, as a regular C corporation (and a non-U.S. taxable REIT subsidiary would be subject to U.S. federal income tax on certain U.S. source income and income effectively connected with a U.S. trade or business, if any).

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income from those services under the REIT gross income tests. In addition, a taxable REIT subsidiary generally can engage in other activities that, if conducted by us other than through a taxable REIT subsidiary, could result in the receipt of non-qualified income or the ownership of non-qualified assets or the receipt of income subject to 100% tax on net income from prohibited transactions. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income taxation. For example, we will be obligated to pay a 100% penalty tax on some payments that we receive or certain other amounts or on certain expenses deducted by the taxable REIT subsidiary if the IRS were to successfully assert that the economic arrangements among us, our tenants and/or the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset tests described below. However, no more than 20% of the gross value of a REIT’s assets may be represented by securities of one or more taxable REIT subsidiaries.

We may own interests in one or more taxable REIT subsidiaries that may receive management fee income and other nonqualifying income, perform certain services for our tenants, and/or hold interests in certain assets or investments that may not satisfy the REIT asset tests if held outside of a TRS or that could subject us to the 100% tax on prohibited transactions. Additionally, with respect to certain of our investments, we have made a TRS election for the companies in which we hold direct or indirect interests so that the investment does not cause us to fail the REIT asset tests. Our taxable REIT subsidiaries may incur significant amounts of U.S. federal, state and local income taxes.

Subsidiary REITs

We currently own and may from time to time own interests in other entities that intend to qualify as REITs for U.S. federal income tax purposes. Each such subsidiary REIT generally will be individually subject to the same REIT qualification requirements described in this summary. Additionally, if any such entity in which we own an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a taxable REIT subsidiary, as further described below. Investments in subsidiary REITs may pose additional challenges, such as smaller income and asset bases against which to absorb nonqualifying income and assets. In the case of a subsidiary REIT acquired by purchase, its REIT qualification during our period of ownership could depend on the seller’s compliance with the REIT requirements for periods prior to acquisition. If we sell a subsidiary REIT during the year, such subsidiary’s qualification as a REIT for the portion of the year prior to the sale generally would depend on the buyer’s compliance with the REIT requirements for the remainder of such subsidiary’s taxable year in which the sale occurs.

Income Tests Applicable to REITs

To qualify as a REIT, we must satisfy two gross income tests annually.

75% Gross Income Test. First, at least 75% of our gross income for each taxable year (excluding gross income from prohibited transactions and certain other income and gains described below) generally must be derived from (i) “rents from real property,” (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property, and including gain from the sale of certain personal property ancillary to such real property), (iv) dividends or other distributions paid by other qualifying REITs and gain from the sale of shares of other qualifying REITs, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from foreclosure property, (vii) other specified sources relating to real property or mortgages thereon, and (viii) income from some types of temporary investments.

95% Gross Income Test. Second, at least 95% of our gross income for each taxable year (excluding gross income from prohibited transactions and certain other income and gains described below) generally must be derived from any combination of (i) income qualifying under the 75% test, (ii) dividends, (iii) interest, and (iv) gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Rents from Real Property. Rents we receive will qualify as “rents from real property” for purposes of satisfying the REIT gross income tests described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” (as defined below) will not qualify as rents from real property for purposes of the REIT gross income tests unless the tenant is a taxable REIT subsidiary and either (i) at least 90% of the total leased space of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased to the taxable REIT subsidiary is a lodging facility or a health care facility and certain other requirements are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease (determined based on the fair market value as of the beginning and end of the taxable year), then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are not “impermissible tenant services.” Impermissible tenant services are services to tenants other than services that are both usually and customarily furnished or rendered in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide impermissible tenant services (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be the greater of (i) the amounts received or accrued, directly or indirectly, or deemed received, by the REIT with respect to such services, or (ii) 150% of our direct cost in providing the service during the taxable year. If the impermissible tenant service income from a property in a taxable year exceeds 1% of our total income from such property in that taxable year, then all of the income from that property will fail to qualify as rents from real property for such taxable year. If the total amount of impermissible tenant service income from a property for a taxable year does not exceed 1% of our total income from that property for that taxable year, the services will not disqualify any other income from the property that otherwise qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

We believe that we have not derived, and we do not anticipate deriving, rents based in whole or in part on the income or profits of any person, rents from related party tenants, and/or rents attributable to personal property leased in connection with real property that exceeds 15% of the total rents from that property, in any such case or in the aggregate in sufficient amounts to jeopardize our status as REIT. We also believe that we have not derived, and we do not anticipate deriving, impermissible tenant service income that exceeds 1% of our total income from any property if the treatment of the rents from such property as nonqualifying rents would jeopardize our status as a REIT.

Dividend Income. Taxable dividends from a taxable REIT subsidiary and gain from a sale or other taxable disposition of interests in a taxable REIT subsidiary will qualify under the 95% gross income test, but not the 75% gross income test. Our need to satisfy the 75% gross income test may adversely affect our ability to distribute earnings from, or dispose of our investment in, a taxable REIT subsidiary.

Nonqualifying Income. We have earned and continue to earn amounts of nonqualifying income. We believe that the amount of nonqualifying income generated from these and certain other activities has not affected and will not affect our ability to meet the gross income tests.

Hedging Transactions and Foreign Currency Gains. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction (i) made in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, (ii) entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests (or any property that generates such income or gain), or (iii) that hedges against transactions described in clause (i) or (ii) and is entered into in connection with the extinguishment of debt or sale of property that is being hedged against by the transaction described in clause (i) or (ii), and which complies with certain identification requirements, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% gross income test and the 75% gross income test. To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT. No assurances can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the gross income tests and that such income will not adversely affect our ability to satisfy the REIT qualification requirements. In addition, certain foreign currency gains may be excluded from gross income for purposes of one or both of the REIT gross income tests, provided we do not deal in or engage in substantial and regular trading in securities.

Forward Sale Agreements. We may enter into forward sale agreements from time to time under which we have the right, subject to certain conditions, to elect physical, cash or net share settlement in part or in full. In the event that we elect to settle a forward sale agreement for cash and the settlement price is below the forward sale price, we would be entitled to receive a cash payment from the forward purchasers. Under Section 1032 of the Code, generally, no gains and losses are recognized by a corporation in dealing in its own shares, including pursuant to a “securities futures contract,” as defined in the Code by reference to the Exchange Act. Although we believe that any amount received by us in exchange for our shares of common stock would qualify for the exemption under Section 1032 of the Code, because it is not entirely clear whether the forward sale agreements qualify as “securities futures contracts,” the U.S. federal income tax treatment of any cash settlement payment we receive is uncertain. In the event that we recognize a significant gain from the cash settlement of any forward sale agreements, we might not be able to satisfy the REIT gross income tests.

Satisfaction of the Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if (i) our failure to meet the tests is due to reasonable cause and not due to willful neglect, and, (ii) following our identification of such failure for any taxable year, we attach a schedule describing the sources and nature of our gross income for such taxable year to our U.S. federal income tax return and otherwise comply with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur unexpectedly exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. As discussed under “—Taxation of UDR, Inc. as a REIT,” even if these relief provisions apply, a tax would be imposed on the amount of nonqualifying income.

Asset Tests Applicable to REITs

At the close of each quarter of our taxable year, we must satisfy five tests relating to the nature of our assets:

(1)

at least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items and U.S. government securities. Real estate assets include interests in real property (such as land, buildings, leasehold interests in real property and personal property leased with real property if the rents attributable to the personal property would be rents from real property under the gross income tests discussed above), interests in mortgages on real property or on interests in real property, shares in other qualifying REITs, debt instruments issued by publicly offered REITs, and investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raised through an offering of shares of our stock or certain public offerings of debt obligations with at least a five-year term;

(2)	not more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class;

(3)

except for equity investments in REITs, qualified REIT subsidiaries, or other securities that qualify as “real estate assets” for purposes of the test described in clause (1) or securities of our taxable REIT subsidiaries, (a) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets, (b) we may not own securities possessing more than 10% of the voting power of any one issuer’s outstanding securities, and (c) we generally may not own more than 10% of the value of the outstanding securities of any one issuer;

(4)	not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries; and

(5)	not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.

Shares in other qualifying REITs are treated as “real estate assets” for purposes of the REIT assets tests, while shares of our taxable REIT subsidiaries do not qualify as “real estate assets.”

Securities for purposes of the asset tests may include debt securities that are not fully secured by a mortgage on real property (or treated as such). However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (i) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (ii) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership for purposes of applying the 10% value test if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (iii) for purposes of the 10% value test, any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature. A security does not qualify as “straight debt” where a REIT (including any controlled taxable REIT subsidiaries of the REIT) owns other securities of the same issuer that do not qualify as straight debt or as certain other permitted securities, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities.

Satisfaction of the Asset Tests. We believe that our assets comply with the asset tests and that we can operate so that we can continue to comply with these tests. However, our ability to satisfy these asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination and for which we will not obtain independent appraisals. Accordingly, we cannot provide any assurance that the IRS will not disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy any such asset tests results from an acquisition of securities or other property during a quarter, the failure generally can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests.

Moreover, if we fail the 5% asset test or the 10% asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise satisfy the requirements of such asset tests within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of the total value of our assets at the end of the relevant quarter or $10,000,000.

Even if we do not qualify for any of the foregoing relief provisions, if we fail any of the asset tests, we are permitted to avoid disqualification as a REIT, if (i) the failure is due to reasonable cause and not willful neglect, (ii) following our identification of the failure, we file a schedule in accordance with Treasury Regulations describing each asset that caused the failure, and (iii) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred. As discussed under “—Taxation of UDR, Inc. as a REIT,” if we must rely on this relief provision to preserve our REIT status, we must pay a penalty tax.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each taxable year in an amount at least equal to (i) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (b) 90% of the net income, after tax, from foreclosure property, minus (ii) the sum of certain specified items of non-cash income, as determined for the year. For purposes of the distribution requirements, any built-in gain (net of the applicable tax) we recognize during the applicable recognition period that existed on an asset at the time we acquired it from a C corporation in a carry-over basis transaction will be included in our REIT taxable income.

These distributions generally must be paid in the taxable year to which they relate. However, qualifying distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November or December of any calendar year that is payable to a stockholder of record on a specified date in one of those months, such dividend will be treated as both paid by us and received by the stockholder on December 31 of such year, if such dividend is actually paid during January of the following calendar year. Second, distributions may be made in the following taxable year if we declare them before we timely file our tax return for the year in question and we pay them with or before the first regular dividend payment date after the declaration is made. These distributions will be taxable to our stockholders in the year in which they are paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a taxable year by paying dividends to stockholders in a later taxable year, which may be included in our deduction for dividends paid for the earlier year. We refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

For any non-publicly offered REIT in which we invest, in order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide such REIT with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class and (ii) in accordance with the preferences among different classes of stock as set forth in the organizational documents of such REIT.

To the extent that for a taxable year we do not distribute (and are not deemed to have distributed) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to regular U.S. federal corporate income tax on these retained amounts.

We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if we fail to distribute during each taxable year at least the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any such retained amounts would be treated as having been distributed.

In addition, as a REIT, at the end of a taxable year we may not have any earnings and profits accumulated in a non-REIT year (sometimes referred to as “non-REIT earnings and profits”). Such non-REIT earnings and profits generally include any accumulated earnings and profits of non-REIT taxable corporations whose assets we may acquire (or are deemed to have acquired) through tax-free mergers and other tax-free reorganizations and through tax-free liquidations. Any non-REIT earnings and profits that we inherit from a non-REIT taxable corporation during a taxable year must be distributed (or treated as distributed) if not otherwise offset by year end.

We believe that we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement and to distribute such greater amounts as may be necessary to avoid U.S. federal income and excise taxes. However, it is possible that we, from time to time, may choose to retain cash to fund capital projects or future operations or may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, in part due to timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions or the creation of reserves. Moreover, we generally will be required to include certain amounts in income for U.S. federal income tax purposes no later than the time such amounts are reflected on certain financial statements. The application of this rule may accelerate the accrual of certain amounts with respect to our debt instruments. Absent sufficient cash or other liquid assets, we may find it necessary to arrange for borrowings, sell assets or pay taxable stock dividends in order to meet the distribution requirements.

We may seek to satisfy our distribution requirements by making taxable stock dividends. Moreover, we may determine to utilize certain stock dividends the proper treatment of which is not entirely clear. In that case, it is possible that the IRS could challenge our treatment of the stock dividend as a taxable stock dividend, and if such challenge were successful the stock dividend would not count towards satisfying our distribution requirements.

Prohibited Transaction Tax

Any gain we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. The Code provides a safe harbor pursuant to which sales of properties held by us for at least two years and satisfying certain other requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. Gain realized in a taxable REIT subsidiary will also not be treated as a prohibited transaction. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We generally intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties, consistent with our investment objectives. In addition, in some cases we may rely on the safe harbor noted above or hold the property in question through a taxable REIT subsidiary. We cannot provide any assurance, however, that the IRS will not contend that one or more of these sales are subject to the 100% penalty tax. We also cannot provide assurances that the safe harbor provisions will apply to any particular sale. Although gains recognized by a taxable REIT subsidiary will not be subject to the 100% penalty tax, a taxable REIT subsidiary does pay regular U.S. federal corporate income tax on its taxable income and gains.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the highest U.S. federal corporate income tax rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Tax on Built-in Gains of Former C Corporation Assets

If a REIT acquires an asset from a C corporation in a transaction in which the REIT’s tax basis in the asset is determined by reference to the tax basis of the asset in the hands of the C corporation (e.g., a tax-free reorganization under Section 368(a) of the Code), the REIT may be subject to an entity-level tax upon a taxable disposition of such asset during the 5-year period following the acquisition date. The amount of the tax is determined by applying the highest regular corporate tax rate to the lesser of (i) the excess, if any, of the asset’s fair market value over the REIT’s tax basis in the asset on the acquisition date, or (ii) the gain recognized by the REIT in the disposition. The amount described in clause (i) is referred to as “built-in gain.”

Investments in Loans

A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% asset test, and interest and gain from such loan will be treated as interest and gain from an obligation secured by a mortgage on real property, if (i) the value of the real property securing the loan on the date that we acquire, originate or modify the loan is equal to or greater than the highest principal amount of the loan outstanding during the taxable year or (ii)  the loan is secured by both real property and personal property and the fair market value of such personal property does not exceed 15% of the total fair market value of all such property (determined on the date we acquire, originate or modify the loan or, for purposes of characterizing gain from the sale of such loan, at the time of sale).

We may originate or acquire mortgage or mezzanine loans. The IRS has provided a safe harbor with respect to the treatment of a mezzanine loan as a mortgage loan and therefore as a qualifying asset for purposes of the REIT asset tests, but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a qualifying real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. However, structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans might not be properly treated as qualifying mortgage loans for REIT purposes.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent (i.e., based in whole or part on income or profits of any person), such income generally will qualify as “interest” for purposes of the gross income tests only if it is based upon a fixed percentage or percentages of gross receipts or sales, subject to certain exceptions. However, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property. Investments in debt instruments may require recognition of taxable income prior to receipt of cash from such investments (as we are generally required to accrue interest and any “original issue discount” currently regardless of whether we have received the corresponding cash payment) and may give rise to gain from disposition or repayment that is treated as ordinary income. Certain modifications of a debt instruments may be treated as a taxable event in which we exchange the old debt instrument for a new debt instrument, the value of which may be treated as equal to the face amount of the new debt instrument.

Preferred Equity Investments

We currently hold and may continue to hold certain preferred equity investments in non-corporate entities that directly or indirectly own real property. Unless the preferred equity investment is properly treated as indebtedness for U.S. federal income tax purposes, for purposes of the REIT income and asset tests we generally are treated as owning an interest a partnership for U.S. federal income tax purposes, and thus an interest in any underlying real estate and other assets of the preferred equity issuer and deriving a share of the income of the issuer as if we owned such share of the issuer’s assets directly , as described in “—Ownership of Partnership Interests by a REIT” above. In the case of preferred equity investments with an interest-like preferred return that is not dependent on the issuer’s income, we generally follow the approach of certain IRS private letter rulings and characterize the preferred return for REIT income test purposes based on the revenues of the issuer. As a result, absent sufficient controls to ensure compliance with REIT requirements, preferred equity investments may jeopardize our compliance with REIT income and/or asset tests. Moreover, at least one IRS internal memorandum would treat an interest-like preferred return on certain equity investments as interest income for purposes of the REIT income tests, which treatment could cause such amounts to be nonqualifying income for purposes of the 75% gross income test. Although we do not believe that interest income treatment is appropriate, and that analysis was not followed in subsequent IRS private letter rulings, the IRS could re-assert that position.

The proper characterization of debt-like preferred equity investments as indebtedness or as equity for U.S. federal income tax purposes can be unclear. If such an investment were characterized as debt, and then further characterized as unsecured debt, for U.S. federal income tax purposes, the investment would be subject to the various asset test limitations on investments in unsecured debt and cause our preferred return from the investment to be treated as non-qualifying income for purposes of the 75% gross income test. Thus, if the IRS successfully challenged our characterization of a preferred equity investment as equity or as secured debt for U.S. federal income tax purposes, we could fail an income or asset test. Conversely, we also could fail an applicable income or asset test if we have treated a preferred equity investment as indebtedness for U.S. federal income tax purposes and the IRS successfully characterizes the investment as equity for U.S. federal income tax purposes.

In addition, if the underlying property is dealer property and a preferred equity investment is treated as equity for U.S. federal income tax purposes, we could be subject to the 100% prohibited transaction tax to the extent we are treated as receiving an allocation of a share of gains from the sale of the property or with respect to gain recognized on our investment absent our ability to qualify for a “safe harbor” from such tax, as described above in “—Prohibited Transaction Tax.”

Failure of UDR , Inc. to Qualify as a REIT

In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (i) the violation is due to reasonable cause and not willful neglect, (ii) we pay a penalty of $50,000 for each failure to satisfy the provision and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

If we fail to qualify as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to U.S. federal income tax on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and subject to limitations of the Code, distributions to our stockholders will generally be taxable to U.S. stockholders as dividends, whether or not attributable to capital gains of ours. Subject to certain limitations of the Code, dividends received by our corporate U.S. stockholders may be eligible for a dividends-received deduction and dividends to our individual U.S. stockholders will generally be taxed at a (current) maximum U.S. federal income tax rate of 20%. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing REIT status for the four taxable years following a year during which qualification was lost.

Taxation of Stockholders and Potential Tax Considerations Relating to Their Investment in Shares of Common Stock

Taxation of U.S. Stockholders

When we refer to a “U.S. stockholder,” we mean a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

(1)	an individual who is a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

(2)	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

(3)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under the applicable Treasury Regulations to be treated as a United States person under the Code.

The discussion below assumes we have qualified as a REIT and will continue to qualify as a REIT.

Distributions by UDR, Inc. Distributions to U.S. stockholders out of our current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as dividend income. Distributions on our preferred stock will be treated as made out of any available earnings and profits in priority to distributions on our common stock. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our ordinary dividends generally will not qualify for treatment as qualified dividend income taxed as net capital gain for non-corporate U.S. stockholders and will continue to be taxed at the higher rate applicable to ordinary income. The preferential tax rate for qualified dividend income will apply to our ordinary dividends only to the extent attributable (i) to qualified dividend income received from corporations, such as our taxable REIT subsidiaries, or (ii) to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income (if any), a U.S. stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend. Dividends paid to a corporate U.S. stockholder will generally not qualify for the dividends received deduction generally available to corporations.

However, for taxable years beginning after December 31, 2017 and before January 1, 2026, U.S. stockholders that are individuals, trusts or estates generally may deduct 20% of “qualified REIT dividends” (generally, dividends received from a REIT by U.S. stockholders that are not designated as capital gain dividends or qualified dividend income). To qualify for this deduction with respect to a dividend on shares of our common stock, a U.S. stockholder must hold such shares for more than

45 days during the 91-day period beginning on the date which is 45 days before the date on which such shares become ex-dividend with respect to such dividend (taking into account certain rules that may reduce a stockholder’s holding period during any period in which the U.S. stockholder has diminished its risk of loss with respect to the shares). If we fail to qualify as a REIT, such U.S. stockholders may not claim this deduction with respect to dividends paid by us.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted tax basis of the U.S. stockholder’s shares. Rather, such distributions will reduce the U.S. stockholder’s adjusted tax basis in such shares. Distributions in excess of current and accumulated earnings and profits that exceed a U.S. stockholder’s adjusted tax basis in its shares will be treated as gain from the sale or exchange of such shares, taxable as capital gains in the amount of such excess if the shares are held as a capital asset. Previously proposed Treasury Regulations, since withdrawn, would have applied a return of capital distribution pro rata, on a share-by-share basis, to each share of stock held by the stockholder with the class of stock upon which the return of capital distribution is made. This share-by-share approach could result in taxable gain with respect to some of a U.S. stockholder’s shares, even though the U.S. stockholder’s aggregate tax basis for such shares would be sufficient to absorb the portion of the distribution that is not treated as being made out of our current and accumulated earnings and profits. Although these proposed Treasury Regulations have been withdrawn, the notice withdrawing the proposed Treasury Regulations reiterated that the Treasury Department and IRS believe that under current law the results of such distributions should derive from the consideration received by a stockholder on a share-by-share basis.

If we declare a dividend in October, November or December of any calendar year with a record date in one of these months and pay the dividend on or before January 31 of the following calendar year, we will be treated as having paid the dividend, and our stockholders will be treated as having received the dividend, on December 31 of the calendar year in which the dividend was declared.

Capital Gain Dividends. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends generally are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. stockholder has held its shares. However, U.S. stockholders may be required to treat a portion of any capital gain dividend as “unrecaptured Section 1250 gain” (which is generally taxed at a higher rate than long term capital gain tax rates for non-corporate U.S. stockholders) if we incur such gain. Additionally, corporate U.S. stockholders may be required to treat up to 20% of capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations. Ordinary income and capital gain must be allocated proportionately among taxable dividends on both our preferred stock and common stock.

Instead of paying capital gain dividends, we may choose to retain all or part of our net capital gain and designate such amount as “undistributed capital gain.” We will be subject to regular U.S. federal corporate income tax on any undistributed capital gains and our earnings and profits will be adjusted appropriately. On such a designation, a U.S. stockholder:

(1)	will include in its income as long-term capital gains its proportionate share of such undistributed capital gains;

(2)	will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gains and receive a credit or refund for the amount of tax deemed paid by it; and

(3)	will increase the tax basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid.

Passive Activity Losses and Investment Interest Limitation. Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of shares of our stock will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any “passive activity losses” against such income or gain. Distributions made by us, to the extent they do not constitute a return of capital or a capital gain dividend, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

Stock Dividends and Other Tax Considerations. The discussion in this section applies equally to distributions payable in cash and taxable stock distributions. The Code provides that certain distributions payable in stock will be treated as taxable stock dividends. Taxable U.S. stockholders receiving taxable distributions of stock will be required to include as dividend income the fair market value of the stock received plus any cash or other property received in the distribution, to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may, subject to limitations, reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. Such losses, however, are not passed through and U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Sales of Shares. Upon any taxable sale or other taxable disposition of shares, a U.S. stockholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (x) the amount of cash and the fair market value of any property received in the sale or other disposition and (y) the U.S. stockholder’s adjusted tax basis in the shares. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the U.S. stockholder’s holding period in the shares (generally, if an asset has been held for more than one year it will produce long-term capital gain), the U.S. stockholder’s tax bracket and the U.S. stockholder’s status (i.e., as an individual or other non-corporate U.S. stockholder or as a corporate U.S. stockholder). The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate U.S. stockholders) to a portion of capital gain realized by a non-corporate U.S. stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. stockholders are urged to consult with their tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. stockholder from us that were required to be treated as long-term capital gains. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the date of disposition.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of certain Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. U.S. stockholders are urged to consult with their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, U.S. stockholders should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Medicare Tax. A U.S. stockholder that is an individual is subject to a 3.8% tax on the lesser of (i) the U.S. stockholder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. stockholder’s modified gross income for the taxable year over a certain threshold (currently between $125,000 and $250,000 depending on the individual’s circumstances). Estates and trusts that do not fall into a special class of trusts that is exempt from such tax are subject to the same 3.8% tax on the lesser of their undistributed net investment income and the excess of their adjusted gross income over a certain threshold. Net investment income generally includes dividends on our stock and gain from the sale of our stock. Any U.S. stockholder that is an individual, estate or trust, is urged to consult its, his or her tax advisors regarding the applicability of this tax to its, his or her income and gains in respect of the investment in our stock.

Information Reporting and Backup Withholding. The amount of distributions we pay during each taxable year and the proceeds of any sale or other disposition of our stock will be reported to our U.S. stockholders and the IRS. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at a current rate of 24% with respect to distributions unless the U.S. stockholder:

(1)	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

(2)	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. U.S. tax-exempt entities generally must separately compute their taxable income and loss for each unrelated trade or business activity for purposes of determining their UBTI. UBTI generally includes (i) any income or gain not sufficiently related to a tax-exempt organization’s exempt purpose, other than certain passive investment income such as dividends, interest, rents from real property and capital gains, and (ii) debt-financed income derived from property not sufficiently related to such exempt purpose that is subject to “acquisition indebtedness.”

Provided that a tax-exempt U.S. stockholder has not held its stock as “debt financed property” within the meaning of the Code, the dividend income it receives from us will not be UBTI to a tax-exempt U.S. stockholder. Similarly, gain from the sale of shares of our stock will not constitute UBTI unless the tax-exempt U.S. stockholder has held its shares as debt financed property within the meaning of the Code.

However, for tax-exempt U.S. stockholders that are social clubs, voluntary employees’ beneficiary associations, or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in our stock will generally constitute UBTI; however, an organization exempt under Section 501(c)(9) or (c)(17) of the Code may reduce UBTI if it properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt U.S. stockholders should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

A REIT is a pension-held REIT if it meets the following two tests:

(1)

it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the pension trust rather than by the pension trust itself; and

(2)

either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

For pension-held REITs, the percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies, in which case no dividends are treated as UBTI, where this percentage is less than 5% for any taxable year. Before investing in our stock, a tax-exempt U.S. stockholder should consult its tax advisors with regard to UBTI and the suitability of an investment in our stock.

Non-U.S. Stockholders

General. When we refer to a “non-U.S. stockholder,” we mean a beneficial owner of our common stock that (i) is, for U.S. federal income tax purposes, a nonresident alien individual or a foreign corporation and (ii) is not otherwise subject to special treatment under the Code. The rules governing the U.S. federal income taxation of a non-U.S. stockholder are complex and no attempt will be made herein to provide more than a summary of such rules. This disclosure does not address holders of stock that are non-U.S. trusts or estates, and additional considerations may apply to non-U.S. stockholders that are non-U.S. trusts or estates and to the beneficiaries of any such non-U.S. trusts or estates. Non-U.S. stockholders and other non-U.S. persons should consult their tax advisors to determine the effect of U.S. federal, state, local and non-U.S. tax laws with regard to an investment in our stock, including the potential application of any income tax treaty that may reduce the U.S. federal income taxes otherwise required to be paid or withheld or otherwise modify the consequences described below and the requirements for claiming treaty relief. The discussion below assumes we have qualified as a REIT and will continue to qualify as a REIT.

Ordinary Distributions by UDR, Inc. Distributions paid by us to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” within the meaning of Section 897(c) of the Code nor designated by us as capital gain dividends will be treated as dividends taxed as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, unless an applicable tax treaty reduces or eliminates that tax (and the non-U.S. stockholder furnishes required documentation to claim treaty relief) or unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business (and the non-U.S. stockholder furnishes required documentation to claim the effectively connected income exemption).

Dividends treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis, that is, after allowance for deductions, at the graduated rates applicable to ordinary income, and are generally not subject to withholding. A corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax on its effectively connected earnings and profits at a 30% rate. Such branch profits tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the non-U.S. stockholder is resident for tax purposes.

Distributions in excess of our current or accumulated earnings and profits and not attributable to gains from our sales or exchanges of U.S. real property interests will not be taxable to a non-U.S. stockholder to the extent they do not exceed the adjusted tax basis of the non-U.S. stockholder’s shares. Instead, they will reduce the adjusted tax basis of such shares (see discussion above under “—Taxation of U.S. Stockholders—Distributions by UDR, Inc.” with respect to the application of a return of capital distribution to the shares of stock upon which such distribution is made). To the extent that such distributions exceed both our current and accumulated earnings and profits and the adjusted tax basis of a non-U.S. stockholder’s shares, they will be treated as gain from the sale or disposition of the non-U.S. stockholder’s shares and may be subject to tax as described in the “—Sale of Common Stock” portion of this section below. The withholding on such distributions may vary from the underlying tax, as noted below.

U.S. Federal Income Tax Withholding on Distributions not Subject to FIRPTA. Subject to the discussion below regarding the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” our dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) to a non-US stockholder generally will be subject to U.S. federal income tax withholding at the rate of 30% unless

(1)

a lower treaty rate applies and the non-U.S. stockholder furnishes an IRS Form W-8BEN or Form W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced treaty rate with us; or

(2)

the non-U.S. stockholder furnishes an IRS Form W-8ECI (or other applicable documentation) claiming that the distribution is income that is effectively connected with such non-U.S. stockholder’s trade or business within the U.S.

In addition to withholding on any distributions to non-U.S. stockholders attributable to gain from our sale or exchange of U.S. real property interests as discussed below, FIRPTA withholding regulations may require us to withhold 15% of a distribution that exceeds our current and accumulated earnings and profits.

In any event, withholdings with respect to a non-U.S. stockholder may be made at the highest rate that could apply to the distribution in question. Amounts of tax so withheld do not represent actual tax liabilities, but rather, represent payments in respect of the non-U.S. stockholder’s U.S. federal income tax liabilities. Therefore, such withheld amounts are creditable by the non-U.S. stockholder against its actual U.S. federal income tax liabilities, and the non-U.S. stockholder would be entitled to a refund of any amounts withheld in excess of such non-U.S. stockholder’s actual U.S. federal income tax liability for the corresponding taxable year, provided the required filings and information are timely and properly furnished to the IRS.

Capital Gain Dividends not Subject to FIRPTA. Distributions to a non-U.S. stockholder that we properly designate as capital gain dividends, other than those attributable to gain from sales or exchanges by us from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

(1)

the investment in our stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a non-U.S. stockholder that is a foreign corporation also may be subject to the 30% branch profits tax (which branch profits tax may be reduced or eliminated by an applicable income tax treaty); or

(2)

the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on his or her net U.S. source capital gains.

Treasury Regulations coordinating FIRPTA withholding rules and withholding rules generally applicable to dividends do not appear to require withholding with respect to our capital gain dividends that are not attributable to gain from the sale or exchange by us of a U.S. real property interest. As noted, however, we may withhold with respect to amounts designated as capital gain dividends even if the dividends are not subject to U.S. federal income tax.

Distributions Attributable to Sale or Exchange of Real Property. Subject to the exception discussed below for 10% or smaller holders of regularly traded classes of stock, distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated under FIRPTA as recognizing gain that is income effectively connected with a U.S. trade or business. The term “U.S. real property interests” generally includes interests in U.S. real property and shares in U.S. corporations at least 50% of whose real estate and business assets consist of U.S. real property interests. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to the 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. Such branch profits tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the non-U.S. stockholder is resident for tax purposes.

Except as provided below, we will be required to withhold and remit to the IRS 21% (or the then applicable highest corporate rate of U.S. federal income tax) of any distributions to non-U.S. stockholders attributable to gain from our sale or exchange of U.S. real property interests. Amounts so withheld are creditable against the non-U.S. stockholder’s U.S. federal income tax liability. A non-U.S. stockholder who receives distributions attributable to gain from a sale or exchange by us of U.S. real property interests will be required to file a U.S. federal income tax return for the taxable year. However, FIRPTA and this 21% withholding tax will not apply to any distribution with respect to any class of our stock that is regularly traded on an established securities market located in the United States (as is currently the case for our common stock) if the recipient non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of distribution. In the case of a capital gain dividend attributable to gain from the sale or exchange of a U.S. real property interest, a recipient exempt from tax under FIRPTA by reason of not owning more than 10% of such class of stock must treat the capital gain dividend as an ordinary dividend subject to the rules discussed above.

Retained Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid by us exceeds their actual U.S. federal income tax liability.

Sale of Common Stock. Gain recognized by a non-U.S. stockholder upon the sale, exchange or other taxable disposition of our common stock generally would not be subject to U.S. taxation unless:

(1)

the investment in our common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a non-U.S. stockholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above;

(2)

the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a tax home in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net U.S. source capital gains for the taxable year; or

(3)	our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our common stock will not constitute a U.S. real property interest if we are a domestically controlled qualified investment entity. We will be a domestically controlled qualified investment entity if, at all times during a specified testing period, we are a REIT and less than 50% in value of our stock is held directly or indirectly by non-U.S. persons. For these purposes, in the case of any class of our stock that is regularly traded on an established securities market, a person holding less than 5% of such class of stock for five years has been, and will be, treated as a U.S. person unless we have actual knowledge that such person is not a U.S. person. However, because our common stock is publicly traded, we cannot guarantee that we are or will continue to be a domestically controlled qualified investment entity.

Even if we are a domestically controlled qualified investment entity, upon disposition of our common stock, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non-U.S. stockholder (i) disposes of an interest in our common stock during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (ii) directly or indirectly acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of our common stock within 30 days before or after such ex-dividend date. This rule does not apply if the exception for distributions to 10% or smaller holders of regularly traded classes of stock is satisfied.

Even if we do not qualify as a domestically controlled qualified investment entity at the time a non-U.S. stockholder sells its common stock, our common stock sold or otherwise disposed of by such non-U.S. stockholder would not be considered a U.S. real property interest if:

(1)	our common stock is considered regularly traded under applicable Treasury Regulations on an established securities market; and

(2)

the selling non-U.S. stockholder owned, actually or constructively, 10% or less in value of our common stock throughout the shorter of the five-year period ending on the date of the sale, exchange or other taxable disposition or the non-U.S. stockholder’s holding period.

If the gain on the sale or exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, the gain would be treated as income effectively connected with a U.S. trade or business, and a non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax; provided that the 30% branch profits tax will not apply to a corporate non-U.S. stockholder if the gain is treated as such effectively connected income under FIRPTA. In addition, if the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, and if shares of our common stock were not considered regularly traded on an established securities market, the purchaser of such common stock generally would be required to withhold and remit to the IRS 15% of the purchase price.

Information Reporting and Backup Withholding. The applicable withholding agent will report to our non-U.S. stockholders and the IRS the amount of distributions treated as paid during each taxable year and the amount of tax withheld, if any, with respect to such payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides or is established. In addition, a non-U.S. stockholder may be subject to backup withholding with respect to dividends paid on shares of our stock, unless the non-U.S. stockholder certifies that it is not a United States person, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI or otherwise establishes an exemption, in each case provided that the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person. In general, if the proceeds of a sale or other disposition of stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing non-U.S. stockholder certifies that it is not a United States person, such as by furnishing a valid IRS Form W-8BEN, W-BEN-E or W-8ECI, or otherwise establishes an exemption, in each case provided that the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a foreign office of a foreign broker-dealer, provided, however, that if the proceeds from a disposition of stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (a) backup withholding will apply only if the broker-dealer has actual knowledge that the owner is not a non-U.S. stockholder, and (b) information reporting will apply unless the non-U.S. stockholder certifies its non-U.S. status. Prospective non-U.S. stockholders should consult their tax advisors and financial planners concerning these rules.

FATCA Withholding and Reporting Requirements

The Foreign Account Tax Compliance Act, or FATCA, provisions of the Code, together with administrative guidance and certain intergovernmental agreements entered into thereunder between the United States and several foreign governments

(“IGAs”), impose a 30% withholding tax on “withholdable payments” made to “foreign financial institutions” (“FFIs”) and certain other non-U.S. non-financial entities (“NFFEs”) unless (i) the FFI undertakes certain diligence and reporting obligations or (ii) the NFFE either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (iii) the FFI or NFFE qualifies as an exempt beneficial owner. Any foreign government, any political subdivision of a foreign government, and any wholly owned agency or instrumentality of any one or more of the foregoing, any international organization and any wholly owned agency or instrumentality thereof, and certain retirement funds are treated as exempt beneficial owners, payments to which are not subject to FATCA withholding. “Withholdable payments” generally include any payment of interest, dividends and certain other types of generally passive income if such payment is from sources within the United States but not income that is (or is treated as) effectively connected to a U.S. trade or business. While withholding under FATCA would have applied to the gross proceeds from a disposition of property that can produce U.S. source interest or dividends after December 31, 2018, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

If a non-U.S. holder of our stock is an FFI that is not exempt or not subject to special treatment under the administrative guidance or an IGA, it must enter into an agreement with the United States Treasury Department requiring, among other things, that it undertakes to identify accounts (and certain debt and equity interests in such foreign financial institutions) held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on withholdable payments to account holders whose actions prevent them from complying with these reporting and other requirements. Non-U.S. holders of our stock in jurisdictions that have entered into a Model 1 IGA with the United States are, in lieu of the foregoing reporting requirements, required to report such information to their own governments, which, in turn, will exchange such information with the U.S. government. The compliance requirements under FATCA are complex, and non-U.S. holders of our stock should consult their tax advisors regarding the applicability of the FATCA requirements to them.

Dividend Reinvestment Program

Stockholders participating in our common stock dividend reinvestment program are treated as having received the gross amount of any cash distributions which would have been paid by us to such stockholders had they not elected to participate in the program. These distributions will retain the character and tax effect applicable to distributions from us generally. Participants in the dividend reinvestment program are subject to U.S. federal income and withholding tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of our common stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the distribution).

Redemption of OP Units

If a holder of OP Units of our Operating Partnership exercises the holder’s OP Unit redemption rights, we have the right under the Partnership Agreement to acquire the OP Units directly in exchange for our common stock. However, we will be under no obligation to exercise this right. The following summary is a general discussion of certain U.S. federal income tax considerations related to the exercise by a holder of OP Units of its option to have all or a portion of its OP Units redeemed. This discussion assumes that our Operating Partnership is treated as a partnership for U.S. federal income tax purposes, as discussed under “—Taxation of UDR, Inc. as a REIT—Tax Aspects of Our Operating Partnership.”

The term “U.S. unitholder” means a holder of OP Units who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under the applicable Treasury Regulations to be treated as a United States person under the Code.

This disclosure does not address the U.S. federal income tax considerations of OP Unit redemptions for holders of OP Units that are not U.S. unitholders.

The U.S. federal income tax considerations for a U.S. unitholder that exercises its option to have OP Units redeemed depends in some instances on determinations of fact and interpretations of highly technical and complex, provisions of U.S. federal income tax law. No clear precedent or authority may be available on some questions. Accordingly, a U.S. unitholder should consult its tax advisor regarding the tax consequences of an exchange or redemption of OP Units in light of such unitholder’s specific tax situation.

Exchange or Redemption of OP Units by a U.S. Unitholder

If we elect to exchange shares of our common stock for OP Units tendered for redemption, the transaction will be a fully taxable sale to a U.S. unitholder, and such U.S. unitholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount realized in the transaction (i.e., any cash received plus the fair market value, at the time of disposition, of our shares received in such exchange plus the amount of our Operating Partnership liabilities allocable to such exchanged OP Units at such time) and (ii) the U.S. unitholder’s tax basis in such OP Units, which tax basis will be adjusted for the OP Unit’s allocable share of our Operating Partnership’s income, gain or loss for portion of the taxable year ending on the date of disposition. We note that, under general partnership tax rules, an interest in a partnership is generally considered to be a single, “unitary” item of property for U.S. federal income tax purposes, even if it is denominated in units. Therefore, if a U.S. unitholder holds OP Units acquired on different dates, such U.S. unitholder is nonetheless deemed to have a single unitary interest in the Operating Partnership, and each OP Unit could itself be treated as having a divided, or “split,” holding period based upon the acquisition dates. In addition, individual OP Units will not have separate tax basis; rather, the tax basis of each OP Unit will be the aggregate tax basis in a U.S. unitholder’s interest in a partnership divided by the number of OP Units. Because the amount realized includes any amount attributable to the relief from our Operating Partnership liabilities allocated to the OP Units disposed, a U.S. unitholder could have taxable income, or perhaps even a tax liability resulting from the gain recognized on the disposition of OP Units that exceeds the fair market value of cash and any shares of our common stock received in exchange therefor. A U.S. unitholder’s tax basis in any shares of common stock received in exchange for OP Units will be the fair market value of those shares on the date of the exchange. Similarly, a U.S. unitholder’s holding period in such shares will begin following the exchange and will not include the period during which the U.S. unitholder held its OP Units.

If we do not elect to acquire a U.S. unitholder’s OP Units in exchange for our common stock, our Operating Partnership generally will be required to redeem such OP Units for cash. If our Operating Partnership redeems such OP Units for cash contributed to it by us in order to effect the redemption, the redemption will likely be (and for the remainder of this discussion we assume it will be) treated as a sale of OP Units to us in a fully taxable transaction, although the matter is not free from doubt. Under these circumstances, a redeeming U.S. unitholder’s amount realized will equal the sum of (i) the cash received and (ii) the amount of Operating Partnership liabilities allocated to the OP Units redeemed. The U.S. unitholder’s taxable gain and the tax considerations of that gain would generally be the same as described in the preceding paragraph.

If our Operating Partnership redeems a tendered OP Unit with cash that is not contributed by us to effect the redemption, the U.S. unitholder’s tax treatment generally will depend upon whether or not the redemption results in a disposition of all of the U.S. unitholder’s OP Units. If all of the U.S. unitholder’s OP Units are redeemed, the U.S. unitholder’s taxable gain and the tax considerations of that gain generally would be the same as described in the preceding paragraph. However, if our Operating Partnership redeems less than all of a U.S. unitholder’s OP Units with cash that is not contributed by us, the U.S. unitholder generally would recognize no taxable loss and would recognize taxable gain only if and to the extent that the U.S. unitholder’s amount realized on the redemption, i.e., cash plus the amount of our Operating Partnership liabilities allocable to the redeemed OP Units, exceeded the U.S. unitholder’s adjusted tax basis in all of such U.S. unitholder’s OP Units immediately before the redemption.

Disguised Sales

Under the Code, a transfer of property by a partner to a partnership followed by a related transfer by the partnership of money or other property to the partner (which includes an assumption of, or taking subject to, liabilities by the partnership) is treated as a disguised sale if (i) the second transfer would not have occurred but for the first transfer and (ii) the second transfer is not dependent on the entrepreneurial risks of the partnership’s operations. In a disguised sale, the partner is treated as if it, he or she sold the contributed property to the partnership as of the date the property was contributed to the partnership. Transfers of money or other property between a partnership and a partner that are made within two years of each other must be reported to the IRS and are presumed to be a disguised sale unless the facts and circumstances clearly establish that the transfers do not constitute a sale or an exception to disguised sale treatment applies. Conversely, transfers of money or other property between a partnership and a partner that are more than two years apart are presumed not to be a disguised sale unless the facts and circumstances clearly establish that the transfers do constitute a sale. Persons who exchange OP Units that were issued by our Operating Partnership in exchange for a contribution of property should consider the potential application of the disguised sale rules upon redemption or exchange of such OP Units, especially if the OP Units are redeemed within two years of the contribution and thus subject to presumption of being part of a disguised sale.

There is no authority applying the disguised sale rules to the exercise of a redemption right by a partner with respect to a partnership interest received in exchange for property. It is also unclear how the disguised sale rules would apply in the case of a partner exercising a redemption right where such partner did not itself transfer property to the partnership but, rather, was a partner of an entity that transferred such property. Because the value received upon redemption of OP Units fluctuates with our stock price, which in turn should reflect our operations, we generally do not expect to report redemptions of OP Units issued for contributions of property to our Operating Partnership as being part of a disguised sale, especially if the redemption is more than two years after the associated contribution of property (and thus presumed not part of a disguised sale unless clearly established otherwise).

If a redemption of OP Units was held to trigger a disguised sale, that portion of the contributed property with respect to which the OP Units were issued would be treated as sold to our Operating Partnership in a taxable transaction at the time of the contribution. Except to the extent that the resulting gain was eligible for deferral (such as under the installment method), the contributor of such property would be deemed to have recognized gain or loss with respect to the portion sold, at the time of the contribution, based on the difference between such contributor’s adjusted tax basis in such portion deemed sold and the disguised sale consideration allocable to such portion (generally calculated separately for each asset). In a case where the resulting gain was eligible for deferral, the unitholder may have a portion of the redemption proceeds recharacterized as interest or be required to pay an interest charge on any tax due.

Character of Gain or Loss Recognized

In the case a U.S. unitholder’s OP Units are redeemed in exchange for our common stock or cash contributed by us to our Operating Partnership in order to effect the redemption, except as described below, the gain or loss that a U.S. unitholder recognizes on an exchange of a tendered OP Unit will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if the holding period for the OP Unit exceeds 12 months; provided, that, in the case of a split holding period, as described above, the disposition of an OP Unit could result in partially long-term and partially short-term capital gain. Long-term capital gains recognized by individuals and certain other non-corporate taxpayers generally will be subject to a maximum federal income tax rate of 20%. However, to the extent that the gain that would be allocated to the exchanging unitholder on a hypothetical sale of our assets at fair market value would consist of (i) ordinary gain attributable to certain ordinary income assets or (ii) “unrecaptured section 1250 gain,” the exchanging unitholder generally will be deemed to recognize ordinary income or unrecaptured section 1250 gain, as applicable. Such ordinary income assets include, to the extent not previously included in our Operating Partnership’s income, any rights to payment for services rendered or to be rendered and real property used in a trade or business and held for not more than a year. Such assets also include amounts attributable to prior depreciation deductions that would be subject to recapture as ordinary income if our Operating Partnership had sold its assets at their fair market value at the time of the redemption. The maximum U.S. federal income tax rate applicable to persons who are non-corporate taxpayers on long-term capital gains from the sale or exchange of “section 1250 property”, or depreciable real property, is currently 25% (rather than 20%) to the extent that such gain, known as “unrecaptured section 1250 gains,” would have been treated as ordinary income on depreciation recapture if the property were “section 1245 property.” Note that the application of these rules could cause a unitholder to realize a gain with respect to gain from the sale of ordinary income assets or depreciation recapture in an amount in excess of its overall tax gain in connection with the sale of OP Units, which could result in an offsetting capital loss corresponding to such excess.

In the case a unitholder’s OP Units are redeemed by our Operating Partnership with cash not contributed by us in order to effect the redemption, the unitholder could recognize ordinary gain to the extent the redemption reduces the unitholder’s share of such ordinary income assets, regardless of whether the redemption would otherwise trigger gain or loss.

Passive Activity Losses; Excess Business Losses

The passive activity loss rules of the Code limit the use of losses of certain U.S. unitholders derived from passive activities, which generally include investments in limited partnership interests such as the OP Units. In addition, the “excess business losses” rules generally limit the ability of non-corporate U.S. unitholders to deduct business losses against income from other sources for taxable years beginning before January 1, 2029. U.S. unitholders are urged to consult their tax advisor concerning whether, and the extent to which, they have available suspended passive activity losses from our Operating

Partnership or other investments that may be used to offset gain from the sale, exchange or redemption of their OP Units tendered for redemption and whether the excess business losses rules could apply to them.

Tax Reporting

If a unitholder tenders an OP Unit and such OP Unit is acquired by us or our Operating Partnership, the unitholder may be required to report the transaction by filing a statement with its U.S. federal income tax return for the year of the disposition which provides certain required information to the IRS. To prevent the possible application of backup withholding with respect to payment of the consideration, a unitholder must provide us or our Operating Partnership with its correct taxpayer identification number.

Other Tax Consequences for UDR, Inc., its Stockholders and Holders of OP Units

Additional Legislative or Other Actions Affecting REITs

The U.S. federal income tax rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department and it is possible that there could be future changes that could adversely impact our stockholders or holders of OP Units. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders and holders of OP Units may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our stock and/or OP Units.

Certain State, Local and Non-U.S. Taxes

UDR, Inc., its subsidiaries, our stockholders and holders of OP Units may be subject to state, local and foreign tax in states, localities or foreign countries, including those in which we or they transact business or reside. The state, local and foreign tax treatment of UDR, Inc., its subsidiaries, our stockholders and holders of OP Units may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock or OP Units.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU WITH RESPECT TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND/OR AS A RESULT OF A SALE, EXCHANGE OR REDEMPTION OF OP UNITS TENDERED FOR REDEMPTION, INCLUDING ANY U.S. STATE AND LOCAL TAX (INCLUDING TRANSFER TAX), AND NON-U.S. TAX CONSEQUENCES.

REDEMPTION OF OP UNITS

General

Pursuant to the Partnership Agreement, OP Unit holders, or Holder, have certain rights to redeem all or a portion of their OP Units. A Holder may require redemption of its OP Units by delivering a notice of redemption in accordance with the terms of the Partnership Agreement. The summary below does not purport to be complete and is subject to and qualified by reference to the Partnership Agreement.

The Holders each have the right to require the Operating Partnership to redeem all or a portion of the OP Units held by the Holder at a redemption price equal to and in the form of the Cash Amount (as defined in the Partnership Agreement), provided generally that such OP Units have been outstanding for at least one year. UDR, as general partner of the Operating Partnership may, in its sole discretion, purchase the OP Units by paying to the Holder either the Cash Amount or the REIT Share Amount (as defined in the Partnership Agreement), which is generally one share of common stock of UDR for each OP Unit.

The OP Units that could potentially be redeemed in exchange for up to 3,639,510 shares of our common stock were originally issued as part of the consideration paid in our acquisition of six operating communities from Steadfast, which was completed on August 23, 2023.

Tax Consequences of Redemption

The section above entitled “Certain Federal Income Tax Considerations” summarizes certain federal income tax considerations that may be relevant to a Holder if a Holder wants to tender its OP Units in accordance with the terms of the Partnership Agreement. Because the specific tax consequences to a Holder will depend upon its specific circumstances, each Holder is strongly urged to consult its own tax advisor regarding the specific federal, state and local tax consequences upon exercise of its redemption rights.

Potential Change in Investment Upon Redemption of Units

Upon redemption of OP Units, a Holder’s right to receive distributions with respect to those OP Units that are redeemed will cease. If a Holder receives common stock in exchange for OP Units that are redeemed, the Holder will have rights as a UDR stockholder from the time of such Holder’s acquisition of the UDR common stock. If all of a Holder’s OP Units are redeemed, then such Holder will have withdrawn as a limited partner of the Operating Partnership and will no longer be a party to the Partnership Agreement.

PLAN OF DISTRIBUTION

This prospectus relates to our possible issuance from time to time of up to 3,639,510 shares of our common stock to the holders of up to 3,639,510 OP Units, upon the tender of such OP Units for redemption pursuant to the terms of the Partnership Agreement. We are registering the issuance of shares of our common stock to permit OP Unit holders to sell such shares without restriction in the open market should such holders elect to tender their OP Units for redemption. However, the registration of the issuance of shares of our common stock hereunder does not necessarily mean that any OP Unit holders will elect to tender their OP Units for redemption or that, if any OP Unit holders do elect to tender their OP Units for redemption, that upon such redemption we will elect, in our sole discretion, to redeem the OP Units for shares of our common stock. We may, in our sole and absolute discretion, elect to acquire some or all OP Units from a tendering OP Unit holder in exchange for cash rather than issuing shares of our common stock.

To the extent that we elect to redeem OP Units from a tendering OP Unit holder with shares of our common stock, we will (subject to adjustment as provided in the Partnership Agreement) acquire one OP Unit in exchange for each share of common stock that we issue. Consequently, with each redemption of OP Units, our percentage ownership interest in the Operating Partnership will increase. We will not receive any cash proceeds from the issuance of the shares of our common stock. We will pay all expenses incident to the registration of the shares of our common stock offered herein (other than any discounts or commissions to any underwriter or broker attributable to the sale of shares of our common stock or any fees or expenses incurred by holders of the shares of our common stock that, according to the written instructions of any regulatory authority, we are not permitted to pay), which expenses we estimate in Part II of the registration statement of which this prospectus is a part.

We are registering the common stock being offered by this prospectus under the Securities Act pursuant to contractual obligations under that certain Registration Rights Agreement, dated August 23, 2023 (the “Registration Rights Agreement”), between us and certain limited partners of our Operating Partnership who acquired their OP Units as part of the consideration for our acquisition of six operating communities from Steadfast. Under the Registration Rights Agreement, we are required to prepare and file with the Securities and Exchange Commission such amendments and supplements to the registration statement (of which this prospectus is a part) and to this prospectus, as may be necessary to keep the registration statement effective, until the time set forth in the Registration Rights Agreement.

LEGAL MATTERS

The validity of the common stock offered by this prospectus and certain U.S. federal income tax matters will be passed upon for us by Goodwin Procter LLP, and certain U.S. federal income tax matters will be passed upon for us by Kutak Rock LLP.

EXPERTS

The consolidated financial statements and schedule of UDR, Inc. appearing in UDR, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of UDR, Inc.’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are available on the SEC’s website at http://www.sec.gov. You may also access our SEC filings free of charge on our website at www.udr.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

We have filed a registration statement with the SEC under the Securities Act covering the shares of common stock offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference herein is considered an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC prior to the termination of this offering, modifies or replaces this information. The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report of UDR, Inc. on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 20, 2024;
•	Quarterly Report of UDR, Inc. on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 1, 2024 and Quarterly Report of UDR, Inc. on Form 10-Q for the fiscal quarter ended on June 30, 2024, filed with the SEC on July 31, 2024;
•	Current Reports of UDR, Inc. on Form 8-K filed with the SEC on February 20, 2024, March 14, 2024 and May 28, 2024;
•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023 from the Definitive Proxy Statement of UDR, Inc. dated April 4, 2024, filed with the SEC on April 4, 2024, in connection with UDR, Inc.’s 2024 Annual Meeting of Stockholders; and
•	Description of the capital stock of UDR, Inc. filed as Exhibit 4.22 to the Annual Report of UDR, Inc., filed with the SEC on February 15, 2022, including any amendments or reports filed with the SEC for the purpose of updating such description.
•	All other documents and reports we file after the date of the initial registration statement and prior to the effectiveness of the registration statement, and after the date of this prospectus and prior to completion of the offering covered by this prospectus, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (with the exception of information that is deemed “furnished” rather than “filed,” which information shall not be deemed incorporated by reference herein).

As explained above in “Where You Can Find More Information,” these incorporated documents (as well as other documents filed by us under the Exchange Act) are available at the SEC and may be accessed in a number of ways, including online via the internet.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any of the documents referred to above upon written or oral request to:

UDR, Inc.

1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

Attention: Investor Relations

Telephone: (720) 283-6120

We also maintain a website at www.udr.com. The information on our website is not considered a part of, or incorporated by reference in, this prospectus or any other document we file with or furnish to the SEC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. All amounts except the SEC registration fee are estimates.

Amount to
be paid

SEC Registration Fee	$22,090
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	75,000
Printing expenses	10,000
Miscellaneous expenses	2,177
Total	$119,267

Item 15. Indemnification of Directors and Officers.

Our charter and bylaws provide for indemnification of directors and officers to the full extent permitted by the laws of the State of Maryland.

Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or upon an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

If the person involved is not a director or officer of the Company, the board of directors may cause the Company to indemnify to the same extent allowed for directors and officers of the Company the person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The Company also maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions or deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities, including liabilities arising under the Securities Act. The Company has also entered into agreements with certain of its directors and officers which provide them with indemnification against such liabilities to the fullest extent permitted by law.

The above discussion of our charter and bylaws and of the Maryland General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such charter, bylaws and statutes.

Item 16. Exhibits.

The Exhibits to this registration statement are listed in the Exhibit Index and are incorporated by reference herein.

Item 17. Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1

Articles of Restatement of the Company (incorporated by reference to Exhibit 3.09 to the Company’s Current Report on Form 8-K dated July 27, 2005 and filed with the SEC on August 1, 2005, Commission File No. 1-10524).

4.2

Articles of Amendment to the Articles of Restatement of the Company dated and filed with the State Department of Assessments and Taxation of the State of Maryland on March 14, 2007 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated March 14, 2007 and filed with the SEC on March 15, 2007, Commission File No. 1-10524).

4.3

Articles of Amendment to the Articles of Restatement of the Company dated August 30, 2011 and filed with the State Department of Assessments and Taxation of the State of Maryland on August 31, 2011 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated August 29, 2011 and filed with the SEC on September 1, 2011).

4.4

Articles of Amendment to the Articles of Restatement of the Company dated and filed with the State Department of Assessments and Taxation of the State of Maryland on May 24, 2018 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 24, 2018 and filed with the SEC on May 29, 2018).

4.5

Articles of Amendment to the Articles of Restatement of the Company dated and filed with the State Department of Assessments and Taxation of the State of Maryland on July 27, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated July 29, 2021 and filed with the SEC on July 29, 2021).

4.6

Amended and Restated Bylaws of the Company (as amended through May 24, 2018) (incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018).

4.7	Form of the Company’s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated March 14, 2007 and filed with the SEC on March 15, 2007).
4.8

Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated as of February 23, 2004 (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.9

First Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated June 24, 2005 (incorporated by reference to Exhibit 10.06 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

4.10

Second Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated February 23, 2006 (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).

4.11

Third Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated February 2, 2007 (incorporated by reference to Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

4.12

Fourth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated December 27, 2007 (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.13

Fifth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated March 7, 2008 (incorporated by reference to Exhibit 10.53 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

4.14

Sixth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 9, 2008 and filed with the SEC on December 10, 2008).

4.15

Seventh Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of March 13, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 18, 2009 and filed with the SEC on March 19, 2009).

Exhibit No.	Description
4.16

Eighth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of November 17, 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 18, 2010 and filed with the SEC on November 18, 2010).

4.17

Ninth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of December 4, 2015 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 4, 2015 and filed with the SEC on December 10, 2015).

4.18

Tenth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of October 29, 2018 (incorporated by reference to Exhibit 3.18 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018).

4.19

Eleventh Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of December 16, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC on December 16, 2020).

4.20

Twelfth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of July 25, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022).

5.1	Opinion of Goodwin Procter LLP.*
8.1	Tax Opinion of Goodwin Procter LLP.*
8.2	Tax Opinion of Kutak Rock LLP.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1).*
23.3	Consent of Kutak Rock LLP (included in Exhibit 8.2).*
24.1	Power of Attorney (included on signature page attached hereto).*
107	Filing Fee Table*

________________

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highlands Ranch, State of Colorado, on the 31st day of July, 2024.

UDR, INC.
By:	/s/ Thomas W. Toomey
Name: Thomas W. Toomey
Title: Chairman of the Board and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Thomas W. Toomey and Joseph D. Fisher and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-3, and to any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas W. Toomey	Chairman of the Board	July 31, 2024
Thomas W. Toomey	and Chief Executive Officer
(Principal Executive Officer)

/s/ Joseph D. Fisher	President and Chief	July 31, 2024
Joseph D. Fisher	Financial Officer
(Principal Financial Officer)

/s/ Tracy L. Hofmeister	Senior Vice President and Chief	July 31, 2024
Tracy L. Hofmeister	Accounting Officer
(Principal Accounting Officer)

/s/ James D. Klingbeil		July 31, 2024
James D. Klingbeil	Lead Independent Director

/s/ Katherine A. Cattanach		July 31, 2024
Katherine A. Cattanach	Director

/s/ Jon A. Grove		July 31, 2024
John A. Grove	Director

/s/ Mary Ann King		July 31, 2024
Mary Ann King	Director

/s/ Clint D. McDonnough		July 31, 2024
Clint D. McDonnough	Director

/s/ Robert A. McNamara		July 31, 2024
Robert A. McNamara	Director

/s/ Diane M. Morefield		July 31, 2024
Diane M. Morefield	Director

/s/ Kevin C. Nickelberry		July 31, 2024
Kevin C. Nickelberry	Director

/s/ Mark R. Patterson		July 31, 2024
Mark R. Patterson	Director